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                                                                       EXHIBIT 8
ARNOLD & PORTER LLP




December 1, 2004


Health Care REIT, Inc.
One SeaGate
Suite 1500
Toledo, Ohio 43604

         Re:  Federal Income Tax Consequences
              -------------------------------

Ladies and Gentlemen:

         We have acted as special tax counsel to Health Care REIT, Inc., a Delaware corporation (the "Company"), in connection with the registration of up to $1,081,794,619 aggregate amount of securities of the Company (the "Securities"), consisting of an indeterminate amount of (i) debt securities,
(ii) preferred stock, par value $1.00 per share, (iii) depositary shares representing preferred stock, (iv) common stock, par value $1.00 per share, (v) warrants to purchase debt securities, preferred stock, depositary shares, common stock or units and (vi) units consisting of any combination of one or more debt securities or other securities, including preferred stock, depositary shares, common stock, warrants or any combination thereof, pursuant to a prospectus
(the "Prospectus") included in the Company's Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. You have requested our opinion regarding certain U.S. federal income tax matters in connection with the filing of the Registration Statement. Certain capitalized terms used herein without definition are as defined in the Registration Statement.

         In giving this opinion, we have examined the following:

         - the Second Restated Certificate of Incorporation, as amended, of the Company;

         -    the Amended and Restated Bylaws of the Company;

         - the Company's Annual Report on Form 10-K for the year ended December 31, 2003;

         -    the Prospectus; and

         - such other documents as we have deemed necessary or appropriate for purposes of this opinion.

         In connection with the opinions rendered below, we have assumed with your consent that:


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Health Care REIT, Inc.
December 1, 2004
Page 2

     1. Each of the documents referred to above has been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

     2. During its taxable years ended December 31, 1998 through December 31, 2003, the Company has operated, and, in future taxable years, the Company will operate, in a manner that has caused or will make, as the case may be, the factual representations relating to the ownership, operation, future method of operations, and compliance of the Company with the real estate investment trust ("REIT") provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations (the "Regulations") thereunder, as in effect as of the date hereof, contained in a certificate, dated December 1, 2004 and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

     3. The Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a REIT under sections 856-860 of the Code for any taxable year; and

     4. No action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

     In our capacity as special tax counsel to the Company, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of our opinions rendered below. For the purposes of rendering these opinions, we have not made an independent investigation of the facts set forth in any documents delivered to us, including, without limitation, the Officer's Certificate. We have relied completely upon the Company's representations that the information presented in such documents accurately reflects all material facts. In the course of our representation of the Company, we have not been made aware of any facts inconsistent with such factual representations. In addition, where such factual representations involve terms defined or used in the Code, the Regulations, published rulings of the Internal Revenue Service (the "Service") or other relevant authority, we have explained such terms to the Company's representatives and are satisfied that the Company's representatives understand such terms and are capable of making such factual representations.

     Based on the Code, Regulations, documents, assumptions and statements set forth above, the factual representations set forth in the Officer's Certificate and our review of the discussion in the Prospectus under the caption "U.S. Federal Income Tax Considerations," we are of the opinion that:

                  (a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 1998 through December 31, 2003, and the



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Health Care REIT, Inc.
December 1, 2004
Page 3

         Company's organization and current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for all future taxable years; and

                  (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "U.S. Federal Income Tax Considerations" fairly summarize the federal income tax considerations that are likely to be material to a holder of the Securities.

         We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the factual representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

         The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof and published court decisions and assume that none of these will change. No assurance, however, can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

         The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. You must judge for yourselves whether the matters addressed in this opinion letter are sufficient for your purposes. This opinion letter speaks only as of this date, and we undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter may not be distributed, or quoted in whole or in part, or otherwise reproduced in any document, or filed with any governmental agency, in each case without our express written consent.



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Health Care REIT, Inc.
December 1, 2004
Page 4


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not acknowledge that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission. We also consent to the reference to Arnold & Porter LLP under the caption "Legal Opinions" in the Prospectus.

                                                     Very truly yours,

                                                     /s/ Arnold & Porter LLP

                                                     ARNOLD & PORTER LLP